EXHIBIT 99.1

For Immediate Release

SYNEOS HEALTH™ ACQUIRES KINAPSE TO

FURTHER ENHANCE END-TO-END CAPABILITIES

Addition of Market Leading Advisory and Operational Solutions Provider Increases High-Value Offerings and Expands Operational Scale in Key Growth Markets

RALEIGH, N.C. – August 20, 2018 – Syneos Health, Inc. (Nasdaq:SYNH) (“Syneos Health” or “the Company”), a leading biopharmaceutical solutions organization, today announced the acquisition of Kinapse, a market leading advisory and operational solutions provider to the global life sciences industry, from Hg, a specialist investor based in the U.K.

Established in 2005, Kinapse delivers services across the clinical and commercial lifecycle, and will further enhance Syneos Health’s ability to provide customers with end-to-end solutions to accelerate time to market. Kinapse’s capabilities expand Syneos Health’s regulatory, safety and pharmacovigilance consulting and operations in the post-market arena – outsourcing areas expected to experience double-digit growth. Additionally, the acquisition deepens the scale and scope of Syneos Health’s clinical trial transparency, medical writing and quality operations and consulting capabilities in the areas of R&D and clinical operations, medical affairs, market access and quality and compliance.

Kinapse works with small to mid and large biopharmaceutical companies — including many of the top 20 global biopharma companies — and has more than 600 employees across the United Kingdom, India and the United States. The acquisition increases Syneos Health’s Asia Pacific operational and delivery capabilities and doubles the Company’s consulting footprint in Europe. Kinapse operations will be integrated into Syneos Health’s award-winning consulting business, a business which drives connections between Syneos Health’s core clinical and commercial offerings to optimize product launch and commercialization results.

“As customers increasingly face risk, competition and rising development costs, the innovative, technology-enabled solutions provided by Kinapse are seeing increasing demand,” said Alistair Macdonald, Chief Executive Officer of Syneos Health. “Through this combination we continue to inject new and enriched high-value solutions into the industry’s only end-to-end offering, unlocking value for all of our biopharmaceutical customers. Additionally, with Kinapse’s growth, recurring revenue streams and new cross-selling opportunities, we’re poised to further strengthen our Commercial business by integrating their services into more comprehensive offerings.”

“We’ve been following Syneos Health as the Company has forged a new model for accelerating therapies to market, and we look forward to adding further depth to its end-to-end offering. We see growth opportunities driven by the integration of our solutions and the ability to tap into Syneos Health’s broad customer base,” said Dawn Marriott-Sims, Executive Chairman of Kinapse. “On behalf of the Kinapse management team, I want to extend my thanks to our dedicated employees for their tireless work that has made this combination possible, as well as Hg, whose support as an investor has been transformational over the last several years.”

Macdonald added, “This combination is an ideal strategic and cultural fit. We welcome the Kinapse team to the Syneos Health family and look forward to bringing more innovative services to our customers.”

Syneos Health is funding the transaction through cash on hand. Financial terms of the transaction were not disclosed. The Company expects the transaction to be accretive to its earnings and remains committed to achieving a net leverage ratio of approximately three times by the end of 2019. The Company reaffirms the 2018 guidance range provided on August 2, 2018.

About Syneos Health

Syneos Health (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Created through the merger of two industry leading companies – INC Research and inVentiv Health – Syneos Health brings together more than 23,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies and applies advanced business practices to speed customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.

About Kinapse

Kinapse, a Syneos Health company, is a leading advisory and operational solutions provider to the global life sciences industry. The Company delivers its services across the full clinical and commercialization continuum and across global markets, collaborating with its biopharmaceutical customers to improve patients’ lives. Through a unique Advise – Build – Operate Model, Kinapse delivers quantifiable business benefits and operational success. Headquartered in the UK, Kinapse has over 600 staff located in Europe, India and the U.S. Learn more at kinapse.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: risks associated with our acquisition strategy and our potential inability to successfully integrate acquired businesses; the integration of the Company’s business with the business of inVentiv Health and its operation of the combined business following the closing of the Merger; the Company’s ability to maintain or generate new business awards; the Company’s ability to increase its market share, grow its business, and execute its growth strategies; the Company’s backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; the impact of adoption of the new accounting standard of recognizing revenue from customers; the impact of the Tax Act; the Company’s ability to adequately price its contracts and not overrun cost estimates; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; fluctuations in the Company’s financial results; reliance on key personnel; customer or therapeutic area concentration; and the other risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other SEC filings, copies of which are available free of charge on the Company’s website at investor.syneoshealth.com. Syneos Health assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Ronnie Speight

Vice President, Investor Relations

+1 919 745 2745

Investor.Relations@syneoshealth.com

Press/Media Contact

Danielle DeForge

Executive Director, External Communications

+1 781 425 2624

danielle.deforge@syneoshealth.com